Exhibit 99.5

BIRD GLOBAL, INC.

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Bird Global, Inc., a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of the Bird Global, Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ● ]

Grant Date:	[ ● ]

Exercise Price per Share:	[ ● ]

Shares Subject to the Option:	[ ● ]

Final Expiration Date:	[ ● ]

Vesting Commencement Date:	[ ● ]

Vesting Schedule:	[ ● ]

Type of Option	[Incentive Stock Option]/[Non-Qualified Stock Option]

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BIRD GLOBAL, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

Exhibit A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II.

PERIOD OF EXERCISABILITY

2.1 Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service).

2.2 Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3 Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a) The final expiration date in the Grant Notice; provided, however, such final expiration date may be extended pursuant to Section 5.3 of the Plan;

(b) Except as the Administrator may otherwise approve, the expiration of three months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause or by reason of Participant’s death or disability;

(c) Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or disability; and

(d) Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

ARTICLE III.

EXERCISE OF OPTION

3.1 Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

3.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3 Tax Withholding; Exercise Price.

(a) Subject to Section 3.3(b) and 3.3(c), payment of the exercise price and withholding tax obligations with respect to the Option may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / Participant or the Administrator].1

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise issuable upon exercise of this Award.

(b) Unless [the Company / Participant or the Administrator] otherwise determines, and subject to Section 9.10 of the Plan, payment of the exercise price and withholding tax obligations with respect to the Option shall be by [delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable exercise price and tax withholding obligations] / [delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon exercise of the Option, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable exercise price and tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator].2

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of

[1]	NTD: “Participant or the Administrator” for Section 16 individuals. “The Company” for non-Section 16 individuals.
[2]	NTD: Use second bracketed language for Section 16 individuals.

the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the Option under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for the exercise price and all taxes owed in connection with the Option (and, with respect to taxes, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option). Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.11 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.13 Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

(a) Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-

qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

(b) Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

4.14 General Appendix and Country-Specific Appendix. Notwithstanding any provisions in this Agreement, if Participant resides outside of the United States, the Option shall be subject to any special terms and conditions set forth in the general appendix to this Agreement (the “General Appendix”) as well as the specific appendix for Participant’s country (the “Country-Specific Appendix”). Moreover, if Participant relocates to one of the countries included in the Country-Specific Appendix, the special terms and conditions for such country will apply to him or her unless determined otherwise by the Company.

* * * * *

GENERAL APPENDIX TO

STOCK OPTION AGREEMENT

FOR NON-US PARTICIPANTS

1. Service Conditions. In accepting the Option, Participant acknowledges and agrees that:

(a) Any notice period mandated under Applicable Laws shall not be treated as service for the purpose of determining the vesting of the Option; and Participant’s right to vesting of Shares in settlement of the Option after termination of service, if any, will be measured by the date of termination of Participant’s active service and will not be extended by any notice period mandated under Applicable Laws. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether Participant’s service has terminated and the effective date of such termination.

(b) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(c) The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

(d) All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

(e) Participant’s participation in the Plan shall not create a right to further service with the Company or another Subsidiary and shall not interfere with the ability of the Company or another Subsidiary to terminate Participant’s service at any time, with or without cause, subject to Applicable Laws.

(f) Participant is voluntarily participating in the Plan.

(g) The Option is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or any Subsidiary, and which is outside the scope of Participant’s employment contract, if any.

(h) The Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service options, pension or retirement benefits or similar payments.

(i) In the event that Participant is not an employee of a Subsidiary, the Option grant will not be interpreted to form an employment contract or relationship with a Subsidiary.

(j) The future value of the underlying Shares is unknown and cannot be predicted with certainty. The value of the Shares may increase or decrease.

(k) No claim or entitlement to compensation or damages arises from termination of the Option or diminution in value of the Option or Shares and Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such a claim.

2. U.S. Tax Status of Option. For US tax purpose, to the extent applicable, this Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

3. Data Privacy.

The following provisions shall only apply to Participant if he or she resides outside of the US, Brazil, the EU, EEA, and the UK:

(a) Participant voluntarily consents to the collection, use, disclosure and transfer to the United States and other jurisdictions, in electronic or other form, of his or her personal data as described in this Agreement and any other award materials (“Data”) by and among, as applicable, the Company and any Subsidiary for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan. If Participant does not choose to participate in the Plan, his or her employment status or service with the Company and any Subsidiary will not be adversely affected.

(b) Participant understands that the Company and any Subsidiary may collect, maintain, process and disclose, certain personal information about him or her, including, but not limited to, his or her name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering and, managing the Plan.

(c) Participant understands that Data will be transferred to one or more service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than his or her country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.

(d) Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan, including to maintain records regarding participation. Participant understands that if he or she resides in certain jurisdictions, to the extent required by Applicable Laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these Options, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing these consents on a purely voluntary basis. If Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a service provider with the Company and any Subsidiary will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her Option under the Plan or administer or maintain Option. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain the Option). Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.

The following provisions shall only apply to Participant if he or she resides in Brazil, the EU or EEA, the UK, or EU privacy laws are otherwise applicable:

(a) Data Collected and Purposes of Collection. Participant understands that the Company, acting as controller, as well as the employing Subsidiary, will process, to the extent permissible under Applicable Laws, certain personal information about him or her, including name, home address and telephone number, information necessary to process the Option (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, details of all Options granted, canceled, vested, unvested or outstanding in his or her favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”). The Data is collected from Participant, and from the Company and any Subsidiary, for the purpose of implementing, administering and managing the Plan pursuant to its terms. The legal bases (that is, the legal justification) for processing the Data is that it is necessary to perform, administer and manage the Plan pursuant to this Agreement between Participant and the Company, and in Company’s legitimate interests to comply with applicable non-EU laws when performing, administering and managing the Plan, subject to his or her interest and fundamental rights. The Data must be provided in order for Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations hereunder. If Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.

(b) Transfers and Retention of Data. Participant understands that the Data will be transferred to and among the Company and any Subsidiary, as well as service providers (such as stock administration providers, brokers, transfer agents, accounting firms, payroll processing firms or tax firms), for the purposes explained above, which are necessary to allow the Company to perform this Agreement. Participant understands that the recipients of the Data may be located in the United States and in other jurisdictions outside of the European Economic Area where the Company and any Subsidiary or its service providers have operations. The United States and some of these other jurisdictions have not been found by the European Commission to have adequate data protection safeguards. If the Company and any Subsidiary make transfers of Data outside of the European Economic Area, those transfers will be made solely to the extent necessary to perform this Agreement and take necessary actions in connection with such performance. In addition, service providers may commit to provide adequate safeguards for the transferred Data, such as standard contractual clauses approved by the European Commission. In that case, Participant may obtain details of the transfers by contacting privacy@bird.co.

(c) Participant’s Rights in Respect of Data. Participant has the right to access his or her Data being processed by the Company as well as understand why the Company is processing such Data. Additionally, subject to Applicable Laws, Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). Further, subject to Applicable Laws, and under certain circumstances, Participant may be entitled to the following rights in regard to his or her Data: (i) to object to the processing of Data; (ii) to have his or her Data erased, such as where it is no longer necessary in relation to the purposes for which it was processed; (iii) to restrict the processing of his or her Data so that it is stored but not actively processed (e.g., while the Company assesses whether Participant is entitled to have Data erased); and (iv) to port a copy of the Data provided pursuant to this Agreement or generated by him or her, in a common machine-readable format. To exercise his or her rights, Participant may contact the applicable human resources representative. Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.

4. Electronic Delivery. Participant agrees that the Company’s delivery of any documents related to the Plan or Shares purchased under Plan (including the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, Participant will be provided with a paper copy of the documents. Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Participant agrees that the foregoing online or electronic participation in the Plan shall have the same force and effect as documentation executed in hardcopy written form. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.

5. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations or assessments regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

6. Language. If Participant has received this Agreement or any other document related to the Options translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to Applicable Laws.

* * * * *

COUNTRY-SPECIFIC APPENDIX TO

STOCK OPTION AGREEMENT

FOR NON-US PARTICIPANTS

This Country-Specific Appendix includes additional notifications, terms and conditions that govern the Option granted to Participant under the Plan if Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Country-Specific Appendix have the meanings set forth in the Plan and/or this Agreement.

Participant understands and agrees that the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Option vests or is exercised under the Plan.

Participant further understands and agrees that if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfer employment after grant of the Option, or is considered a resident of another country for Applicable Laws purposes, the information contained herein may not apply to Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA

Notifications

Securities Law Information. The offering and resale of the Shares acquired under the Plan to a person or entity resident in Australia may be subject to disclosure requirements under Australian law. Participant should obtain legal advice regarding any applicable disclosure requirements prior to accepting any such offer.

No Advice or Recommendation. This Agreement is not intended to provide the sole or principal basis of any investment or credit decision or any other risk evaluation. The information contained in this Agreement is not a recommendation by the Company or any other person that subscribe for Shares in the Company. Each Participant must conduct his or her own investigations and analysis of the operations and prospects of the Company that it considers necessary or desirable and should determine for itself its interest in acquiring Shares in the Company on the basis of such independent assessment and investigation.

Terms and Conditions

Exchange Control. Participant acknowledges and agrees that it is Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the inflow of funds from the vesting of the Option or subsequent sale of the Shares and any dividends (if any) and that Participant shall be responsible for any reporting of inbound international fund transfers required under Applicable Laws. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to Participant’s specific situation.

Offer of Option. The Board, in its absolute discretion, may make a written offer to an eligible person who is an Australian resident it chooses to accept the Option.

The offer will specify the maximum number of Shares Participant may accept under the Option, the Grant Date, the Exercise Price, the Vesting Commencement Date, the vesting conditions (if any), any applicable holding period and any disposal restrictions attaching to the Option or the resulting Shares (all of which may be set by the Board in its absolute discretion).

The offer is intended to receive tax deferral treatment under Subdivision 83A-C of the Income Tax Assessment Act 1997(Cth). The conditions to receive such treatment are contained in this Agreement.

The offer will be accompanied by an acceptance form and a copy of the Plan and this Agreement or, alternatively, details on how Participant may obtain a copy of the Plan and this Agreement.

Where the Board is to make an offer to a casual employee or a consultant, it will do so where:

(1) For a casual employee, the individual who performs the work under or in relation to the contract is or might reasonably be expected to be, engaged to work the number of hours that are the pro-rata equivalent of 40% or more of a comparable full-time position with the Company;

(2) For a contractor:

(a)	if an individual with whom the Company has entered into a contract for the provision of services under which the individual performs work for the Company; or

(b)	if an entity with whom the Company has entered into a contract for the provision of services under which an individual, who is a director of the Company or their spouse, performs work for the Company;

where the individual who performs the work under or in relation to the contract is, or might reasonably be expected to be, engaged to work the number of hours that are the pro-rata equivalent of 40% or more of a comparable full-time position with the Company.

Grant of Option. If Participant validly accepts the Board’s offer of Option, the Board will grant Participant the Option for the number of Shares for which the Option were accepted. However, the Board will not do so if Participant has ceased to be an eligible person at the date when the Option is to be granted or the Company is otherwise prohibited from doing so under the Corporations Act 2001(Cth) without a disclosure document, product disclosure statement or similar document.

The Company will provide a copy of this Agreement in respect of the Option granted to Participant as part of the offer to Participant.

AUSTRIA

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Austria.

Consumer Protection Information. Participant may be entitled to revoke this Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to this Agreement and the Plan:

(1) The revocation must be made within one week after the acceptance of this Agreement.

(2) The revocation must be in written form to be valid. It is sufficient if Participant returns this Agreement to the Company or the Company’s representative with language that can be understood as Participant’s refusal to conclude or honor this Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Information. If Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares and any cash dividends) outside of Austria (even if Participant holds them outside of Austria at a branch of an Austrian bank), Participant may be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Participant is encouraged to consult his/her personal legal or tax advisor to understand how these rules apply to Participant’s particular situation.

BELGIUM

Notifications

Securities Law Information. The grant of Option under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Belgium.

Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Terms and Conditions

Taxation and Terms of Acceptance. Participant agrees and acknowledges that the Company will only accept a countersigned agreement after the 60th day following Participant’s receipt of this Agreement.

By formally accepting in writing this Agreement through signature and by returning it to the Company within 60 days from receipt of this Agreement and the Plan, Participant would normally become subject to income tax on a lump-sum benefit in kind on the 60th day following receipt of this Agreement (being the “grant date” for Belgian tax purposes). In that case, no taxation should be triggered upon vesting or exercise. However, if written acceptance and return of this Agreement would take place after the 60th day following receipt of this Agreement, as required by the Company, taxation will normally be delayed to the date of exercise of the Option. In that case, grant date or vesting should not trigger taxation.

CANADA

Terms and Conditions

Termination of Service. Notwithstanding any provision of the Plan or this Agreement, the following provision shall apply to Participants employed in Canada on the date on which notification of termination (for any reason, with or without cause) or resignation from service is delivered:

For purposes of this Agreement, Participant’s termination date shall mean the later of (i) the date upon which Participant ceases to perform services for the Company following the provision of such notification of termination or resignation from service and (ii) the end of any minimum period of notice of termination (if any) required by applicable employment or labour standards legislation. For clarity, unless otherwise expressly provided in this Agreement or determined by the Company, no Option will vest under the Plan following Participant’s termination date, and the termination date will not be extended by any period of deemed notice of termination under contract or at common or civil law in respect of which Participant may receive pay in lieu of notice of termination or damages in lieu of such notice. Participant will not be entitled to any further payments in respect of the value of any Option that have not yet vested as of Participant’s termination date and no Option or any pro-rated portion thereof shall be included in any entitlement to any pay in lieu of notice of termination or damages in lieu of such notice. Subject to any applicable statutory notice period, the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the grant of Option.

Language Consent. The parties to this Agreement acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé que cette convention («Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of Shares acquired under the Plan takes place outside of Canada, including, if applicable, through the facilities of a stock exchange on which the Shares are listed.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and possibly unvested Option) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds C$100,000 at any time in the year. It is Participant’s responsibility to comply with these reporting obligations, and Participant should consult with his or her personal tax advisor in this regard.

Share Settlement of Option. Notwithstanding anything to the contrary in the Plan or this Agreement, Option granted to Canadian Participants shall only be settled in Shares and shall not be settled in cash.

FRANCE

Terms and Conditions

Option Not Tax-Qualified. The Option is not intended to be a tax-qualified or tax-preferred award, including without limitation, under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code. Participant is encouraged to consult with a personal tax advisor to understand the tax and social insurance implications of the Option.

Language Consent. By accepting the Option, Participant confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in English language. Participant accepts the terms of those documents accordingly. Participant confirms that Participant has a good knowledge of the English language.

En acceptant l’Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause. Etant précisé que le Titulaire a une bonne maîtrise de la langue anglaise.

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in France.

Foreign Asset/Account Reporting Information. Participant may hold Shares acquired upon vesting/settlement of the Option, any proceeds resulting from the sale of Shares or any dividends paid on such Shares outside of France, provided Participant declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with his or her annual income tax return. Failure to complete this reporting may trigger penalties for Participant.

GERMANY

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Germany.

Exchange Control Information. If Participant remits proceeds in excess of the legally designated amount out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Participant makes or receives a payment in excess of this amount, Participant is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. In addition, Participant must also report on an annual basis in the unlikely event that Participant holds Shares exceeding 10% of the total voting capital of the Company.

Terms and Conditions

Prohibition on Insider Dealing. Participant should be aware that the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Shares acquired under the Plan, if Participant has inside information regarding the Company. Participant is advised to determine carefully whether he or she has inside information in respect of the Company and whether and to what extent insider dealing rules can apply to him or her. In case of uncertainty, the Company recommends that Participant consults with a legal advisor.

Limitation of Liability. Participant is responsible for compliance with any laws to be observed by Participant in person in conjunction with participation in the Plan. The Company cannot be held liable if Participant violates German law or any other applicable rules to be complied with by Participant in conjunction with participation in the Plan including, but not limited to, insider dealing restrictions under the Market Abuse Regulation.

ISRAEL

Terms and Conditions

Trust Arrangement. You understand and agree that the Options are offered subject to and in accordance with the terms of the Plan and its Appendix for Israeli Participants, the Trust Agreement between the Company and the Trustee (the “Trust Agreement”), the Agreement and this Appendix. In the event of any inconsistencies between the Plan and the Agreement, the Plan will govern the Options granted to the Participants in Israel. The Shares issued upon vesting of the Options will be delivered or controlled by a trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the “Ordinance”) or by the Israeli Tax Authority (the “Lock-Up Period”). In the event that bonus Shares or dividends in the form of additional Shares are issued with respect to the Shares held with the Trustee, or as a result of an adjustment made pursuant to Article VIII of the Plan, such Options or Shares shall be controlled by the Trustee for your benefit and the provisions of Section 102 of the Ordinance and the Income Tax (Tax Abatement on the Grant of Shares to Employees) Regulations 2003 shall apply to such Options or Shares for all purposes. You shall be able, at any time, to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, the Trust Agreement and this Agreement and any applicable law. Without derogating from the aforementioned, if the Options are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Options shall not be sold or released from the control of the Trustee unless the Company, the employing Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.

Data Privacy. You understand and agree that the data privacy provisions in Section 10.9 of the Plan regarding your authorization of the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to collect, use and transfer the Data, for the purposes described in such Section 10.9, also expressly includes possible further transfers of Data thereafter.

Plan Document Acknowledgment. By accepting the Award, you acknowledge and confirm that you have received a copy of the Plan, the Trust Agreement, the Agreement and this Appendix and have reviewed the Plan, the Trust Agreement, the Agreement and this Appendix in their entirety and fully accept all provisions thereof. You further acknowledge and confirm that you understand and agree to the terms and conditions of the Plan, the Trust Agreement, the Agreement and this Appendix, as well as the terms and conditions of Section 102 of the Ordinance, particularly the “capital gains track” described in subsections (b)(2) and (3) thereof, and the rules promulgated in connection therewith, and any directives of the Israel Tax Authority relating to the Plan.

Notifications

Securities Law Information. An exemption from filing a prospectus in relation to the Plan may be requested by the Company from the Israeli Securities Authority. Copies of the Plan and the Form S-8 registration statement for the Plan to be filed with the U.S. Securities and Exchange Commission shall be available at your human resources department.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Option, Participant acknowledges that he or she has received a copy of the Plan and this Agreement and has reviewed the Plan and this Agreement in their entirety and fully understands and accepts all provisions of the Plan and this Agreement.

Notifications

Foreign Asset/Account Reporting Information. If Participant holds investments abroad or foreign financial assets (e.g., cash, Shares, Option) that may generate income taxable in Italy, Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Participant if he or she is a beneficial owner of the investments, even if Participant does not directly hold investments abroad or foreign assets.

Foreign Asset Tax Information. The value of financial assets held outside of Italy by Italian residents is subject to a foreign asset tax, subject to an exemption. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Italy.

NETHERLANDS

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Netherlands.

Prohibition Against Insider Trading. Participant should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under this Agreement. In particular, Participant may be prohibited from effecting certain share transactions if Participant has insider information regarding the Company. Below is a discussion of the applicable restrictions. Participant is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, the Company recommends that Participant consult with a legal advisor. The Company cannot be held liable if Participant violates the Dutch insider trading rules. Participant is responsible for ensuring Participant’s compliance with these rules.

Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, Participant is referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/professionals/onderwerpen/marktmisbruik.

Given the broad scope of the definition of insider information, certain employees of the Company working at its Dutch Subsidiary may have insider information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such insider information. By entering into and participating in this Agreement, Participant acknowledges having read and understood the notification above and acknowledges that it is Participant’s responsibility to comply with the Dutch insider trading rules, as discussed herein.

NORWAY

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Norway.

Limitation of Liability. Participant is responsible for compliance with any laws to be observed by Participant in person in conjunction with participation in the Plan. The Company cannot be held liable if Participant violates Norwegian law or any other applicable rules to be complied with by Participant in conjunction with participation in the Plan including, but not limited to, insider dealing restrictions under any Applicable Laws.

Tax Consultation. Participant understands that he or she may suffer adverse tax consequences as a result of Participant’s acquisition or disposition of the Shares issued upon settlement of the Option. Participant is encouraged to seek personal tax advice in connection with the acquisition or disposition of such Shares. Participant acknowledges that Participant is not relying on the Company or any Subsidiary for any tax advice.

PORTUGAL

Notifications

Exchange Control Information. If Participant receive Shares upon exercise of the Option, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, Participant are responsible for submitting the report to the Banco de Portugal.

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Portugal.

SPAIN

Terms and Conditions

Service Conditions. This provision supplements Article 4.11 of this Agreement:

In accepting this Option, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Option under the Plan to individuals who may be employees of the Company or any Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary, over and above the specific terms of the Plan. Consequently, Participant understands that this Option is granted on the assumption and condition that this Option and any Shares acquired upon exercise of this Option are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that this Option would not be granted to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

This Option is a conditional right to Shares and will be forfeited in the case of Participant’s termination of employment. This will be the case even if (1) Participant is considered to be unfairly dismissed without cause (despido improcedente); (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal, whether adjudged or recognized to be with or without cause; (3) Participant terminates employment due to a change of work location, duties or any other material modification of the terms of employment; (4) Participant terminates employment due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) Participant’s employment terminates for any other reason whatsoever (including, but not limited to, mutual agreement, resignation, retirement, death, permanent disability, causes included in the employment contract, expiry of the temporary contract, force majeure and under Article 10.3 of the Royal Decree Law 1382/1985). Consequently, upon termination of Participant’s employment for any of the reasons set forth above, Participant will automatically lose any rights to the unvested Option granted to him or her as of the date of Participant’s termination of employment, as described in the Plan and this Agreement.

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Spain.

The Option does not qualify under Spanish Law as securities. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor this Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information. Participant must declare the acquisition and sale of Shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because Participant will not purchase or sell the Shares through the use of a Spanish financial institution, Participant must make the declaration himself or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned as of December 31 of each year; however, if the value of the Shares or the sale proceeds exceed €12,500, a declaration must be filed within one month of the acquisition or sale, as applicable. The threshold for annual filing requirements is subject to change therefore Participant should consult his or her personal advisor regarding whether he or she will be required to file an informational tax report for asset and rights that he or she holds abroad.

Foreign Asset/Account Reporting Information. To the extent that Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, Participant will be required to report information on such assets through tax form 720. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000. Participant should consult his or her personal advisor in this regard. Further, Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000. The thresholds for foreign asset/account reporting is subject to change therefore Participant should consult his or her personal advisor in this regard.

SWEDEN

Notifications

Securities Law Information. The grant of Option under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Sweden.

Terms and Conditions

Exchange Control. Participant understands and agrees that foreign and local banks or financial institutions (including brokers) engaged in cross-border transactions generally may be required to report any payments to or from a foreign country exceeding a certain amount to The National Tax Board, which receives the information on behalf of the Swedish Central Bank (Sw.Riksbanken). This requirement may apply even if Participant has a brokerage account with a foreign broker.

UNITED KINGDOM

Terms and Conditions

Tax Withholding. Participant acknowledges that, regardless of any action taken by the Company or the Subsidiary, the ultimate liability for all tax withholding obligations is and remains the responsibility of Participant and may exceed the amount actually withheld by the Company or the Subsidiary.

Notifications

Securities Law Information. Neither this Agreement nor Country-Specific Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with this Agreement. This Agreement and the Option are exclusively available in the UK to bona fide employees and former employees of the Company or its Subsidiary.

Non-Qualified Grants. The Option is not intended to be tax-qualified or tax preferred under current tax rules and regulations in the United Kingdom.

Tax Consultation. Participant understands that he or she may suffer adverse tax consequences as a result of his or her acquisition, holding, or disposition of the Shares. Participant represents that he or she will consult with any tax advisors that Participant deems appropriate in connection with the acquisition, holding, or disposition of the Shares and that Participant is not relying on the Company and any Subsidiary for any tax advice.